Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 16, 2016, with respect to the consolidated financial statements included in the Annual Report of Sajan, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said report in the Registration Statements of Sajan, Inc. and subsidiaries on Forms S-3 (File No. 333-130680 and File No. 333-138244) and on Forms S-8 (File No. 333-134392, File No. 333-143054, File No. 333-167888 and File No. 333-197650).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
March 16, 2016